UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PREMIERE GLOBAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3399 Peachtree Road, N.E.

The Lenox Building

Suite 700

Atlanta, Georgia 30326

April 1, 2005

Dear Shareholder:

On behalf of the board of directors and management of Premiere Global Services, Inc., you are cordially invited to our annual meeting of shareholders to be held on Wednesday, May 4, 2005, at 10:00 a.m. local time at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

At the annual meeting, shareholders will be asked to:

•	re-elect two Class II directors for three-year terms, and

•	transact such other business as may properly come before the annual meeting or any adjournment thereof.

These matters are described in the accompanying notice of annual meeting and proxy statement.

It is important that your stock be represented at our annual meeting regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please take the time to vote by mailing in your proxy card. As explained in the attached proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend our annual meeting, please check the proxy card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name, and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

Boland T. Jones

Chief Executive Officer and

Chairman of the Board

Premiere Global Services, Inc.

3399 Peachtree Road, N.E.

The Lenox Building

Suite 700

Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 4, 2005

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2005 annual meeting of shareholders of Premiere Global Services, Inc. will be held at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, on Wednesday, May 4, 2005, at 10:00 a.m. local time for the purposes of:

1.	re-electing two Class II directors to serve until our 2008 annual meeting of shareholders, and

2.	transacting such other business as may properly come before the annual meeting or any adjournments thereof.

Information relating to the foregoing matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 1, 2005 are entitled to receive notice of and to vote at our annual meeting and any adjournments thereof.

By Order of the Board of Directors,

L. Scott Askins

Secretary

Atlanta, Georgia

April 1, 2005

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

PREMIERE GLOBAL SERVICES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2005

This proxy statement is furnished to the shareholders of Premiere Global Services, Inc., a Georgia corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders and at any adjournments thereof. Our annual meeting will be held on Wednesday, May 4, 2005, at 10:00 a.m. local time at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903.

The approximate date on which we are first mailing this proxy statement and the accompanying proxy card to shareholders is April 12, 2005.

VOTING

General

The securities that can be voted at our annual meeting consist of:

•	our common stock, $.01 par value per share, and

•	our Series B voting preferred stock.

Holders of our common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the annual meeting. There is one share of our preferred stock outstanding and entitled to vote. The one share was issued for the benefit of the former shareholders of our Canadian Voice-Tel entities that we acquired in April 1997. The former shareholders were issued exchangeable non-voting shares of Voice-Tel of Canada Ltd., our subsidiary (n/k/a Premiere Conferencing (Canada) Limited), which shares may be exchanged for shares of our common stock (which we refer to in this proxy statement as “exchangeable shares”). The holder of the outstanding share of our preferred stock is entitled to the number of votes that the holders of the exchangeable shares would be entitled to cast if all such exchangeable shares were exchanged for our common stock. Our common stock and preferred stock vote as a single class. SunTrust Bank, Atlanta, serves as the voting trustee of our preferred stock.

The record date for the determination of shareholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by our board of directors as the close of business on March 1, 2005. On the record date, 70,870,683 shares of our common stock were outstanding and eligible to be voted at the annual meeting, assuming the conversion of all of the exchangeable shares.

Quorum and Vote Required

For each proposal to be considered at the annual meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the proposal is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining the presence or absence of a quorum with regard to any proposal at the annual meeting.

With regard to the election of two Class II directors to serve until our 2008 annual meeting of shareholders, each director must be elected by a plurality of the votes cast at this annual meeting by the holders of shares entitled to vote. Shareholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee(s) but vote for all other nominees. Shares that are withheld from voting as to any nominee and broker nonvotes will not affect the outcome.

Proxies; Other Matters That May Come Before the Annual Meeting

The accompanying proxy card is for use at the annual meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by shareholders to us in time to be voted at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the two named director nominees.

Our board of directors is not aware of any other business to be presented to a vote of our shareholders at the annual meeting. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission, the persons named as proxies on the proxy card will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the annual meeting that were submitted to us after January 5, 2005. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director in place of a nominee named in Item 1 on the proxy card who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the annual meeting.

The giving of a proxy does not affect the right to vote in person should the shareholder attend the annual meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us at Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326, by executing and delivering a proxy card bearing a later date to the Secretary; or by voting in person at the annual meeting. If a shareholder will not be attending the annual meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the annual meeting.

In addition to soliciting proxies directly, we have requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We also may solicit proxies through our directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. All expenses incurred in connection with the solicitation of proxies will be borne by us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth to the best of our knowledge certain information as of March 15, 2005 regarding the beneficial ownership of our voting stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities

•	each of our current directors and each nominee for director

•	each of our named executive officers (as defined later in this proxy statement under “Executive Compensation”), and

•	all of our current executive officers, directors and each person nominated to become a director as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Owned
Boland T. Jones	4,279,975	(2)	6.0
Barclays Global Investors, NA et. al.	4,057,542	(3)	5.7
Jeffrey A. Allred	791,829	(4)	1.1
Jeffrey T. Arnold	141,000	(5)	*
Wilkie S. Colyer	76,666	(6)	*
John R. Harris	66,666	(7)	*
Raymond H. Pirtle, Jr.	119,740	(8)	*
J. Walker Smith, Jr.	101,000	(9)	*
T. Lee Provow	158,333	(10)	*
Theodore P. Schrafft	138,271	(11)	*
Michael E. Havener	91,666	(12)	*
All current executive officers and directors as a group (10 persons)	5,965,146	(13)	8.4

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of our common stock subject to warrants or options that are currently exercisable or exercisable within 60 days of March 15, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 2,784,419 shares held of record by Mr. Jones, 4,966 shares held in our 401(k) plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, 50,000 shares held in a family trust, and 1,440,000 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and Mrs. Jones. Does not include 450 shares held of record by Mr. Jones’ wife, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 55,427 shares held in a trust as to which shares Mr. Jones disclaims beneficial ownership. The address of Mr. Jones is 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326.

(3)	On February 14, 2005, a joint Schedule 13G was filed with the SEC by Barclays Global Fund Advisors (45 Fremont Street, San Francisco, CA 94105); Barclays Global Investors, Ltd. (Murray House, 1 Royal Mint Court, London, EC3N 4HH); Barclays Global Investors Japan Trust and Banking Company Limited (Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012, Japan); Barclays Life Assurance Company Limited (Unicorn House, 5th Floor, 252 Romford Road, Forest Gate, London 37 9JB, England); Barclays Bank PLC (54 Lombard Street, London, England EC3P 3AH); Barclays Capital Securities Limited (5 North Colonmade, Canary Wharf, London, England E14 4BB); Barclays Capital Inc. (200 Park Ave., New York, NY 10166); Barclays Private Bank & Trust (Isle of Man) Limited (4th Floor, Queen Victoria House, Isle of Man, IM99 IDF); Barclays Private Bank and Trust (Jersey) Limited (39/41 Broad Street, St. Helier, Jersey, Channel Islands JE4 8PU); Barclays Bank Trust Company Limited (54 Lombard Street, London, EC3P 3AH, England); Barclays Bank (Suisse) SA (10 rue d’Italie, CH-1204 Geneva, Switzerland); Barclays Private Bank Limited (59/60 Grosvenor Street, London, WIX 9DA England); Bronco (Barclays Cayman) Limited (Walker House Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands)); Palomino Limited (Walker House Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands); and HYMF Limited (Walker House Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands) (which we refer to in this proxy statement as the “Barclays entities”). According to the Schedule 13G, the Barclays entities in the aggregate beneficially own 4,057,542 shares of our common stock, with sole voting power over 3,816,701 shares and sole dispositive power over 4,057,542 shares. According to the Schedule 13G, none of the Barclays entities individually owns 5% or more of our common stock.

(4)	Includes 677,156 shares held of record by Mr. Allred, 100,000 shares held in an individual retirement account for the benefit of Mr. Allred, 4,946 shares held in our 401(k) plan for the benefit of Mr. Allred and 9,727 shares held under our associate stock purchase plan.

(5)	Includes 41,000 shares held of record by Mr. Arnold and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(6)	Includes 10,000 shares held of record by Mr. Colyer and 66,666 shares subject to options currently exercisable within 60 days.

(7)	Includes 66,666 shares subject to options currently exercisable or exercisable within 60 days by Mr. Harris.

(8)	Includes 2,740 shares held of record by Mr. Pirtle, 50,000 shares held in an individual retirement account for the benefit of Mr. Pirtle and 67,000 shares subject to options currently exercisable or exercisable within 60 days.

(9)	Includes 1,000 shares held of record jointly by Mr. Smith and his spouse and 100,000 shares subject to options currently exercisable or exercisable within 60 days.

(10)	Includes 158,333 shares subject to options currently exercisable within 60 days by Mr. Provow.

(11)	Includes 16,206 shares held of record by Mr. Schrafft, 5,399 shares held in our 401(k) plan for the benefit of Mr. Schrafft and 116,666 shares subject to options currently exercisable or exercisable within 60 days.

(12)	Includes 75,000 restricted shares held of record by Mr. Havener and 16,666 shares subject to options currently exercisable or exercisable within 60 days.

(13)	Includes 691,997 shares subject to options currently exercisable or exercisable within 60 days.

One share of our preferred stock is held of record by SunTrust Bank, Atlanta, who serves as the voting trustee for the preferred stock. This share of preferred stock was issued for the benefit of the former shareholders of our Canadian Voice-Tel entities that we acquired in April 1997 who received non-voting exchangeable shares of our subsidiary, Voice-Tel of Canada Ltd. (n/k/a Premiere Conferencing (Canada) Limited). All but one of these shareholders have since exchanged these shares for shares of our common stock. The following table also sets forth to the best of our knowledge certain information as of March 15, 2005 regarding the beneficial ownership of our preferred stock. The preferred stock votes only with the common stock and does not have any right to vote as a class, except as may be required by law.

Name of Beneficial Owner	Series B Voting Preferred Stock Beneficially Owned		Percent of Series B Voting Stock Owned
Brooks Equipment Limited	42,500	(1)	100

(1)	Our preferred stock is only entitled to vote with our common stock, having a current total of 42,500 votes directed by Brooks Equipment Limited. In January 2005, we notified Brooks Equipment that we were exercising our right, pursuant to provisions in our articles of incorporation, to redeem all outstanding exchangeable shares on May 28, 2005 that have not been exchanged into shares of our common stock prior to such date.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Nominees

Pursuant to our amended and restated bylaws, the number of our directors may not be less than three nor more than ten, with the precise number to be determined by resolution of our board of directors from time to time. Currently, our board of directors comprises seven directors. Our board of directors is divided into three classes, with two directors in each of Class I and II and three directors in Class III. The directors in each class are elected by our shareholders for a term of three years and until their successors are elected and qualified or until such directors’ death, resignation or removal. The term of office of one of the classes of directors expires each year at our annual meeting of shareholders, and a new class of directors is elected by our shareholders each year at that time.

At the annual meeting, the terms of two Class II directors, Wilkie S. Colyer and Raymond H. Pirtle, Jr., will expire. In accordance with the recommendation of the nominating and governance committee, the board of directors has nominated Wilkie S. Colyer and Raymond H. Pirtle, Jr. to stand for re-election as Class II directors at our annual meeting of shareholders.

If re-elected by the shareholders, the Class II nominees will serve three-year terms that will expire at our 2008 annual meeting. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), our board of directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of our board of directors, or by resolution provide for a lesser number of directors.

Our board of directors unanimously recommends that shareholders vote “FOR” the proposal to re-elect Wilkie S. Colyer and Raymond H. Pirtle, Jr. as our Class II directors for three-year terms expiring at our 2008 annual meeting of shareholders.

Information Regarding Nominees and Continuing Directors and Executive Officers

The following table sets forth certain information regarding the two nominees for director, the five incumbent directors whose terms as directors will continue following the annual meeting, and our current executive officers.

Class II Directors Nominated To Serve Until the 2008 Annual Meeting of Shareholders

Wilkie S. Colyer

Mr. Colyer, age 55, has served as a director since March 2004. Mr. Colyer has served as a principal and partner in The Breckenridge Group, Inc., an Atlanta-based investment banking firm, since 1988. Prior to this time, he was First Vice President of the Corporate Finance Department with Robinson-Humphrey Company, Inc. and Vice President of The Citizens and Southern National Bank.

Raymond H. Pirtle, Jr.

Mr. Pirtle, age 63, has served as a director since June 1997. He is Chief Manager of Claridge Company LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors. Mr. Pirtle is a founder and served as Senior Managing Director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He currently serves on the Advisory Committee of Avondale. Mr. Pirtle served as Managing Director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001. Prior to that time, he was a General Partner of J.C. Bradford & Co. from 1980 to 1989. Mr. Pirtle was previously a director and chairman of the compensation committee of Sirrom Capital Corporation, which was acquired by Finova Group.

Incumbent Class III Directors To Serve Until the 2006 Annual Meeting of Shareholders

Boland T. Jones

Mr. Jones, age 45, our founder, has served as a director and our Chief Executive Officer since our inception in July 1991. Since September 1993, Mr. Jones has also served as Chairman of our board of directors. From February 1993 until August 1998, Mr. Jones served as our President.

Jeffrey T. Arnold

Mr. Arnold, age 35, has served as a director since April 1999. Mr. Arnold is the Chairman and Chief Executive Officer of The Convex Group, an Atlanta-based media and entertainment holding company that acquires and integrates unique assets to create new media networks. From November 1999 to October 2000, Mr. Arnold served as a director and Chief Executive Officer of WebMD Corporation (f/k/a Healtheon/WebMD Corporation). Prior to that time, he was Chairman of the Board and Chief Executive Officer of WebMD, Inc. from October 1996 until November 1999, and he served as President of WebMD, Inc. from October 1996 to September 1997. WebMD, Inc. was acquired by Healtheon Corporation in November 1999.

John R. Harris

John R. Harris, age 56, has served as a director since November 2003. Mr. Harris served as the Chief Executive Officer of Seven Worldwide, Inc. (f/k/a Applied Graphics Technologies Inc.), a digital content management company, from December 2003 to January 2005, when Seven Worldwide was acquired by Schawk, Inc. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as

Chief Executive Officer and President of Exolink. He was Chairman and Chief Executive Officer of Ztango, Inc. from 1999 to 2001. Prior to that time, he served in various senior executive positions with EDS Corporation. Mr. Harris currently serves on the board of directors of Ventiv Health, Inc. where he is a member of the audit committee. He previously served on the board of Seven Worldwide and as a member of the board and audit committee of Genuity.

Incumbent Class I Directors To Serve Until the 2007 Annual Meeting of Shareholders

Jeffrey A. Allred

Mr. Allred, age 51, has served as a director since May 1998 and as our President and Chief Operating Officer since January 1999. Mr. Allred served as our Executive Vice President of Strategic Development from August 1997 until January 1999.

J. Walker Smith, Jr.

Mr. Smith, age 49, has served as a director since June 2001. He is a director of Yankelovich Partners, a market research company specializing in database marketing services and consumer lifestyles consulting, and has served as the President of Yankelovich Partners since May 1999. Mr. Smith previously served as Managing Partner and Head of Yankelovich Monitor from September 1995 until May 1999, and as Senior Vice President and Managing Partner of Yanklelovich’s Atlanta, Georgia office from 1991 until September 1995. Prior to that time, he was Director of Marketing Research of DowBrands from September 1987 until 1990. He previously served as a member of the Board of Advisors of A.C. Nielsen Masters in Marketing Research Program.

Incumbent Executive Officers

Boland T. Jones

Mr. Jones, age 45, our founder has served as a director and our Chief Executive Officer since our inception in July 1991, and as the Chairman of our board of directors since September 1993. Please refer to the additional information provided about Mr. Jones under “Incumbent Class III Directors To Serve Until the 2006 Annual Meeting of Shareholders” above.

Jeffrey A. Allred

Mr. Allred, age 51, has served as a director since May 1998 and has served as our President and Chief Operating Officer since January 1999. Please refer to the additional information about Mr. Allred under “Incumbent Class I Directors Nominated To Serve Until the 2007 Annual Meeting of Shareholders” above.

T. Lee Provow

Mr. Provow, age 47, has served as President of our Data Communications group (formerly Xpedite) since August 2003. From November 2002 to August 2003, he was Chairman of the Executive Committee of Comdial Corporation, a converged voice and data communications services provider, and served as Chairman of the Board of Comdial from October 2002 to August 2003. From January 2002 to November 2002, Mr. Provow was President and Managing Director of Commonwealth Holdings, LLC, a private investment fund. From January 2000 to December 2001, he was President and Chief Executive Officer of Intelispan, which was acquired by McLeod USA, and he had been a director of Intelispan since August 1988. From May 1998 to December 1999, Mr. Provow served as Chief Operating Officer of Slingshot Networks LLC, which was acquired by Qwest Communications. Mr. Provow currently serves as a director of Allure Technologies and previously served as a director of Comdial and Inksure Technologies Inc.

Theodore P. Schrafft

Mr. Schrafft, age 49, has served as President of our Conferencing & Collaboration group (formerly Premiere Conferencing) since January 2000, and from March 1999 until January 2000. Mr. Schrafft was Senior Vice President and General Manager of

Conferencing & Collaboration. Mr. Schrafft served as President of our Voice and Data Messaging division from August 1998 to March 1999. From October 1997 until August 1998, Mr. Schrafft served as our Vice President of Corporate Messaging. From June 1996 until October 1997, he served as President and Chief Operating Officer of Voicecom Systems, Inc., an integrated messaging and 800-based services company which was acquired by us in October 1997. Mr. Schrafft served as President of EA Systems, a subsidiary of Digital Equipment Corporation, from 1992 to 1994, and prior to that time, he held various sales and marketing positions with Digital.

Michael E. Havener

Michael E. Havener, age 37, has served as our Chief Financial Officer since March 2004. From December 2002 until March 2004, he served as Vice President of Finance and Administration of our Conferencing & Collaboration group. From March 2002 to December 2002, he was Vice President and Controller of Airgate PCS, Inc., a wireless service provider. Mr. Havener previously served as our Corporate Controller from August 1998 until March 2002, and he served as Controller of our Voicecom business unit and as our Manager of Strategic Development from August 1998 to March 2002.

Meetings and Committees of the Board of Directors

Our board of directors encourages all board members to attend each of our annual meetings of shareholders, particularly those directors who are up for election at any such meeting. Where a director is unable to attend an annual meeting in person but is able to do so by conferencing, we will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. Seven directors attended last year’s annual meeting, with two directors attending in person and five directors attending via conferencing.

Our board of directors conducts its business through meetings and unanimous written consents and through committees of our board. We have the following standing committees to which directors are appointed: the audit committee, the compensation committee and the nominating and governance committee. During the fiscal year ended December 31, 2004, our board of directors held five meetings and our board took action by unanimous written consent on four occasions. Each of our directors, except for Mr. Arnold, attended at least 75% of all meetings of the full board of directors and each committee of our board of which such director was a member. Mr. Arnold attended 69% of all meetings of the full board and each committee of which he is a member and 87.5% of all committee meetings in 2004.

Director	Audit	Compensation	Nominating and Governance
Boland T. Jones
Jeffrey A. Allred
Jeffrey T. Arnold	X
Wilkie S. Colyer		Chairman	Chairman
John R. Harris	Chairman	X
Raymond H. Pirtle, Jr.	X
J. Walker Smith, Jr.			X

Independent Directors

The independent members of our board of directors, as defined by the New York Stock Exchange listing standards, meet in executive session at least twice a year in conjunction with regularly scheduled board meetings. In 2004, the independent members of our board met twice in executive session without management present. Our board has affirmatively determined that a majority of our board members (Jeffrey T. Arnold, Wilkie S. Colyer, John R. Harris, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr.) are independent members of our board under the NYSE listing standards. Any independent director may call an executive session of independent directors at any time upon not less than five days’ prior notice, duly given, which notice shall include the purposes, location and time of the meeting. Our independent directors appointed Mr. Colyer to serve as our current presiding independent director to preside over executive sessions of non-management directors.

Our board has established guidelines to assist it in determining director independence (which we refer to in this proxy statement as “independence guidelines”), which conform to or are more exacting than the independence requirements under the NYSE rules. Under these independence guidelines, a director will not be independent if:

•	the director is, or has been within the last three years, employed by us, or an immediate family member is, or has served within the last three years, as one of our executive officers

•	the director has received during any 12-month period within the last three years, any direct compensation from us in excess of $100,000, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service)

•	an immediate family member has received during any 12-month period within the last three years more than $100,000 in direct compensation from us

•	(1) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) the director is a current employee of such a firm; (3) an immediate family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our current executive officers serves or served on that company’s compensation committee

•	the director is a current employee or executive officer, or an immediate family member is a current executive officer, of a company that has made payments to, or received payment from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues

•	at the time of the independence determination, the director is an employee or executive officer, or an immediate family member is an executive officer, of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets, or

•	the director serves as an officer, director or trustee of a charitable, tax exempt organization and, within the preceding three years, our discretionary charitable contributions to that organization in any single fiscal year are greater than $1 million or two percent of that organization’s total annual charitable receipts.

In addition to applying these independence guidelines, our board shall consider all relevant facts and circumstances when making a determination of independence, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our board shall consider the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has a significant affiliation. An independent director should be free of any relationship with us or our management that is reasonably likely to impair the director’s ability to make independent judgments. If our board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of our independence guidelines, this determination will be disclosed and explained in our proxy statement.

After the review and recommendation of the nominating and governance committee, the board of directors has affirmatively determined that Jeffrey T. Arnold, Wilkie S. Colyer, John R. Harris, Raymond H. Pirtle, Jr. and J. Walker Smith, Jr. are independent members of the Board of Directors under the NYSE listing standards and our independence guidelines.

Audit Committee

The audit committee, which met nine times in 2004 and took action by unanimous written consent one time, is responsible for:

•	reviewing our financial statements, reports and other financial information

•	appointing and overseeing our independent auditors, who report directly to the audit committee

•	overseeing the integrity of our financial reporting processes and the annual audit of our financial statements

•	reviewing with our auditors our internal controls and procedures for financial reporting

•	reviewing the quality of appropriateness of our accounting principles and underlying estimates

•	pre-approving all audit and permitted non-audit services

•	overseeing the performance of our internal audit function

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission of concerns regarding questionable accounting or auditing matters, and

•	approving and reviewing on an on-going basis our related-party transactions.

These duties and responsibilities are set forth in our Amended and Restated Audit Committee Charter, a copy of which is available on our website at www.premiereglobal.com (follow the links to “Shareholder Information” — “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it by writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” below. The audit committee currently comprises John R. Harris (Chairman), Jeffrey T. Arnold and Raymond H. Pirtle, Jr. Mr. Harris was appointed chairman in April 2004. At each regularly scheduled audit committee meeting, the audit committee meets separately in executive session without management present with our independent auditors and with our internal auditors. Our board of directors has determined that Mr. Harris is an audit committee financial expert under the rules of the SEC and NYSE listing standards, and that Messrs. Harris, Arnold and Pirtle, are “independent” and financially literate for audit committee membership pursuant to SEC rules and NYSE listing standards.

Compensation Committee

The compensation committee, which met two times in 2004 and took action by unanimous written consent seven times, is responsible for:

•	setting and approving the compensation goals regarding our Chief Executive Officer and evaluating the Chief Executive Officer’s performance in light of those goals

•	reviewing and evaluating the compensation of our other executive officers

•	determining and approving the compensation of our chief executive officer and our other executive officers, and

•	making recommendations to the board regarding our incentive compensation plans and equity-based plans.

A copy of the Compensation Committee Charter is available on our website at www.premiereglobal.com (follow the links to “Shareholder Information” — “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it by writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” below. The compensation committee currently comprises Wilkie S. Colyer (Chairman) and John R. Harris. Both Messrs. Colyer and Harris joined the compensation committee in April 2004. At the beginning of 2004, the compensation committee comprised J. Walker Smith, Jr. (Chairman), Raymond H. Pirtle, Jr. and Jeffrey M. Cunningham. Mr. Pirtle was a member of the compensation committee from April 2003 to April 2004. Mr. Walker was a member of the compensation committee from June 2001 until April 2004. Mr. Cunningham was a member of the compensation committee from April 2003 until late January 2004. Messrs. Colyer and Harris are independent under the NYSE listing standards and our independence guidelines.

Committees Dissolved in 2004

In April 2004, our board of directors dissolved our 1995 stock plan committee, 1998 stock plan committee and 2000 directors stock plan committee, and all of our stock plans are now administered by the compensation committee. Each of these stock plan committees were comprised of Messrs. Smith and Pirtle. None of the stock plan committees met in 2004; however, the 1995 stock plan committee and the 2000 directors stock plan committee each took action by unanimous written consent one time and the 1998 stock plan committee took action by unanimous written consent two times in 2004. Neither the 1995 stock plan committee nor the 1998 stock plan committee took action with regards to executive compensation between January and April 2004.

Nominating and Governance Committee

The nominating and governance committee (formerly the nominating committee until 2004), which met one time in 2004 and took action by unanimous written consent one time, is responsible for:

•	identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board

•	recommending that the board select a slate of director nominees for election by our shareholders at the annual meeting

•	developing and recommending to our board a set of corporate governance principles applicable to us as may be required or appropriate for our effective governance

•	reviewing annually our Corporate Governance Guidelines and board committee charters

•	overseeing the annual evaluation of our management, board and committees of the board, and

•	reporting the results of these reviews and evaluations to our board, committees and management, along with any recommendations for improvements.

Currently, the nominating and governance committee comprises Wilkie S. Colyer (Chairman) and J. Walker Smith, Jr. The nominating and governance committee operates under a written charter that is available on our website at www.premiereglobal.com (follow the links to “Shareholder Information” — “Corporate Governance” — “Board Committees”), and the charter is available in print to any shareholder who requests it in writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” below. Messrs. Colyer and Smith are independent under the NYSE listing standards and our independence guidelines.

The nominating and governance committee recommends nominees for election to our board based on a number of qualifications including, but not limited to, independence, character, integrity, financial literacy, level of education and business experience, sufficient time to devote to board matters and a commitment to represent the long-term interests of our shareholders. The nominating and governance committee identifies potential director nominees through a variety of business contacts, including our current executive officers, directors, community leaders and shareholders, as a source for potential board candidates. The nominating and governance committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

The nominating and governance committee evaluates candidates to our board by reviewing their biographical information and qualifications. If the nominating and governance committee determines that a candidate is qualified to serve on our board, such candidate is interviewed by at least one member of the nominating and governance committee and our Chief Executive Officer. Other members of our board also have an opportunity to interview qualified candidates. The nominating and governance committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to our board that we nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the nominating and governance committee is considering as a potential nominee for re-election, this committee reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to us, in addition to such person’s biographical information and qualifications.

The nominating and governance committee seeks to ensure that the composition of our board at all times adheres to the independence requirements of the NYSE and our independence guidelines and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Shareholder Recommendations to the Nominating and Governance Committee and Shareholder Director Nominations

The nominating and governance committee will consider written recommendations from shareholders for nominees to our board to our board of directors. A shareholder who wishes to recommend a person to this committee for nomination by must submit a written notice by mail to the nominating and governance committee at Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. Such a recommendation to this committee should include:

•	the candidate’s name, age, business addresses and other contact information

•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the SEC

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, and

•	the name and address of the shareholder(s) of record making such a recommendation.

In addition to the above procedures, our bylaws provide that a shareholder may propose a director candidate to be considered and voted on at an annual meeting of shareholders by providing notice thereof to our Secretary not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; however, information regarding such a director candidate need not be included in our proxy statement to shareholders for the annual meeting. This notice provided by a shareholder to our Secretary must set forth certain information relating to the proposed nominee as required by our bylaws.

The nominating and governance committee has not received any nominee recommendations from any of our shareholders in connection with our 2005 annual meeting.

Shareholder Communications with the Board of Directors

Our board of directors accepts communications sent to the board (or to specified individual directors) by our shareholders. Shareholders may communicate with our board of directors (or with the presiding independent director, the independent directors as a group or specified individual directors) by writing to us at Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326. All written communications received in such manner from our shareholders shall be forwarded promptly to the members of our board of directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of our board, the communication shall be forwarded promptly to all members of our board.

Directors’ Compensation

Our directors are reimbursed for reasonable expenses incurred by them in connection with their attendance at board meetings, and outside directors receive a base retainer of $20,000 per board year (which runs from annual meeting to annual meeting), which increases to $40,000 per board year if an outside director attends all board meetings and all of his or her board committee meetings during such board year. The chairman of the audit committee receives an additional retainer of $10,000 per board year and each member of the audit committee receives an additional retainer of $5,000 per board year. The chairman of each other standing committee of the board receives an additional retainer of $5,000 per board year; provided, that if a director is the chairman of more than one other standing committee, that director receives a total additional retainer of $5,000 for the board year.

We generally grant an option to purchase 100,000 shares of our common stock at an exercise price equal to the fair market value of the shares of our common stock on the date of grant to each new director upon their initial appointment or election to our board of directors. Generally, one-third of these options vest and become exercisable on the date of each of our annual meetings of shareholders subsequent to the director’s initial election, provided that the director is a member of the board on those dates, and subject to acceleration upon a change of control in control, as such term is defined in the directors’ respective stock option agreements.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned during the last three fiscal years by our Chief Executive Officer and our four most highly compensated other executive officers who were serving as executive officers at December 31, 2004 (which we refer to in this proxy statement as the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Boland T. Jones	2004	$911,630	$1,261,098	$60,506	$	— 0 —	— 0 —	$20,391
Chief Executive Officer and	2003	865,036	810,337	243,697		— 0 —	— 0 —	33,264
Chairman of the Board of	2002	751,442	96,000	1,118,140		— 0 —	— 0 —	33,264
Directors

Jeffrey A. Allred	2004	607,754	840,727	— 0 —		— 0 —	— 0 —	9,152
President and Chief Operating	2003	576,114	540,225	126,493		— 0 —	— 0 —	9,002
Officer and Director	2002	500,962	72,000	509,517		— 0 —	— 0 —	8,570

T. Lee Provow	2004	357,292	350,000	— 0 —		— 0 —	— 0 —	8,515
President, Data Communications	2003	135,962	50,000	— 0 —		— 0 —	475,000	5,945

Theodore P. Schrafft	2004	363,125	350,000	— 0 —		— 0 —	— 0 —	6,960
President, Conferencing &	2003	330,687	92,497	— 0 —		— 0 —	350,000	6,812
Collaboration	2002	305,779	45,000	— 0 —		— 0 —	— 0 —	6,763

Michael E. Havener (4)	2004	167,500	82,276	— 0 —		831,000	— 0 —	205
Chief Financial Officer

(1)	“Other Annual Compensation” for the named executive officers includes the following:
•	for Mr. Jones, various perquisites, including professional fees for tax and estate planning ($28,642 in 2004, $16,593 in 2003, $50,384 in 2002), auto allowance ($12,462 in 2004, $12,000 in each of 2003 and 2002), supplemental disability ($7,875 in each of 2004, 2003 and 2002), club dues ($7,715 in 2004, $5,412 in 2003, $5,040 in 2002), health and wellness insurance premium reimbursement ($3,812 in each of 2004 and 2003, $3,068 in 2002), forgiveness of certain tax loans ($181,301 in 2003, $956,821 in 2002) and personal use of company aircraft ($16,704 in 2003, $82,952 in 2002)

•	for Mr. Allred, various perquisites, including professional fees for tax and estate planning ($2,924 in 2003), auto allowance ($12,000 in each of 2003 and 2002), supplemental disability ($6,502 in each of 2003 and 2002), club dues ($10,560 in 2003, $9,300 in 2002), health and wellness insurance premium reimbursement ($3,812 in 2003, $3,068 in 2002) and forgiveness of certain tax loans ($90,695 in 2003, $478,647 in 2002).

With respect to Mr. Allred for 2004 and with respect to Messrs. Provow, Schrafft and Havener for all years shown above, the table excludes perquisites and other personal benefits the dollar value of which, in the aggregate, was less than the lesser of $50,000 or 10% of the executive’s salary and bonus with respect to the applicable year.

(2)	Calculated for Mr. Havener by multiplying the closing price of our common stock on his grant date, July 28, 2004, of $11.08 by his restricted stock award of 75,000 shares. This award vests ratably over a five-year period. At December 31, 2004, the market value of this award was $803,250, based on a closing price of our common stock at year end of $10.71.

(3)	For 2004, “All Other Compensation” for the named executive officers consisted of the following:

•	for Mr. Jones, $6,150 in matching contributions to our 401(k) plan and $14,241 in premiums on life insurance

•	for Mr. Allred, $6,150 in matching contributions to our 401(k) plan and $3,002 in premiums on term life insurance

•	for Mr. Provow, $6,150 in matching contributions to our 401(k) plan and $2,365 in premiums on term life insurance

•	for Mr. Schrafft, $6,150 in matching contributions to our 401(k) plan and $810 in premiums on term life insurance, and

•	for Mr. Havener, $205 in premiums on term life insurance.

(4)	Mr. Havener became an executive officer in March 2004. Amounts shown for 2004 include salary and other compensation for the portion for the year prior to his appointment as an executive officer.

Employment Agreements

We have entered into employment agreements or employment letters with our named executive officers, as described below:

Boland T. Jones.    Pursuant to the terms of his employment agreement, Mr. Jones’ base salary for 2004 was $911,630. At the beginning of each calendar year, he is entitled to an increase in base salary equal to five percent of the previous year’s base salary. He is also entitled to any additional compensation provided for by resolution of the compensation committee of our board of directors. In addition to his base salary, Mr. Jones is entitled under his employment agreement to earn an annual bonus based on the achievement of certain quarterly and annual targets for our revenues and earnings before interest, taxes, depreciation and amortization (EBITDA). Mr. Jones’ target bonus for each calendar year is equal to 100% of his base salary for such year, subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. His bonus is based two-thirds on achievement of EBITDA targets and one-third on achievement of revenue targets. The maximum amount of Mr. Jones’ bonus is 150% of his target bonus. Mr. Jones received a $1,261,098 cash bonus for 2004 based on the achievement of quarterly and annual targets. For 2002, Mr. Jones agreed to reduce his base salary from $826,875 to $750,000 and to reduce his target bonus from $826,875 to $200,000 in exchange for a grant of 156,125 shares of restricted stock in November 2001.

The initial term of Mr. Jones’ employment agreement expired on January 1, 2005, and his agreement automatically renewed for an additional one-year term. Mr. Jones’ employment agreement provides that he will not compete with us during the term of his employment and for one year thereafter. We may terminate Mr. Jones’ employment only for cause (as defined in his employment agreement). Notwithstanding such provision, if we terminate his employment for any reason, either (1) before a change in control (as defined in his employment agreement) or (2) after the 24-month period following a change in control, or if we terminate his employment for cause during such 24-month period following a change in control, Mr. Jones will be entitled to severance compensation equal to 2.99 times the greater of (a) the sum of his annual base salary in effect at the date of his termination plus his target bonus for the year in which his termination occurs, and (b) the sum of the highest annual base salary and annual cash bonus paid to him for any of the three calendar years prior to the date of termination. In addition, if, during the 24-month period following a change in control, Mr. Jones’ employment is terminated by him or by us for any reason other than cause, then Mr. Jones will be entitled to severance compensation payable in a lump sum amount discounted to present value as though paid in 12 equal monthly installments.

Jeffrey A. Allred.    Pursuant to the terms of his employment agreement, Mr. Allred’s base salary for 2004 was $607,554. At the beginning of each calendar year, he is entitled to an increase in base salary equal to five percent of the previous year’s base salary. He is also entitled to any additional compensation provided for by resolution of the compensation committee of our board of directors. In addition to his base salary, Mr. Allred is entitled under his employment agreement to earn an annual bonus based on the achievement of certain quarterly and annual targets for our revenues and EBITDA. Mr. Allred’s target bonus for each calendar year is equal to 100% of his base salary for such year, subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. His bonus is based two-thirds on achievement of EBITDA targets and one-third on achievement of revenue targets. The maximum amount of Mr. Allred’s bonus is 150% of his target bonus. Mr. Allred received a $840,727 cash bonus for 2004 based on the achievement of quarterly and annual targets. For 2002, Mr. Allred agreed to reduce his base salary from $551,250 to $500,000 and to reduce his target bonus from $551,250 to $150,000 in exchange for a grant of 100,750 shares of our common stock in November 2001.

The initial term of Mr. Allred’s employment agreement expired on January 1, 2005, and his agreement automatically renewed for an additional one-year term. Mr. Allred’s employment agreement provides that he will not compete with us during the term of his employment and for one year thereafter. We may terminate Mr. Allred’s employment only for cause (as defined in his employment agreement). Notwithstanding such provision, if we terminate his employment without cause, either (1) before a change in control (as defined in his employment agreement) or (2) after the 24-month period following a change in control, Mr. Allred will be entitled to severance compensation equal to 2.99 times the greater of (a) the sum of his annual base salary in effect at the date of his termination plus his target bonus for the year in which his termination occurs, and (b) the sum of the highest annual base salary and annual cash bonus paid to him for any of the three calendar years prior to the date of termination. In addition, if, during the 24-month period following a change in control, Mr. Allred’s employment is terminated by him or by us for any reason other than cause, then Mr. Allred will be entitled to severance compensation payable in a lump sum amount discounted to present value as though paid in 12 equal monthly installments.

T. Lee Provow.    Pursuant to the terms of his employment agreement with our Data Communications subsidiary, Mr. Provow’s base salary for 2004 was $357,292. At the beginning of each year of his employment agreement term, Mr. Provow is entitled to an increase in his base salary equal to five percent of the previous year’s base salary. In addition to his base salary, Mr. Provow is eligible to receive an annual bonus up to 100% of his base salary, based on the achievement of quarterly and annual targets for revenue and EBITDA of our Data Communications group and any other individual achievement criteria as determined by the Chief Executive Officer, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. Mr. Provow received a $350,000 cash bonus for 2004 based on achievement of quarterly and annual targets.

The term of Mr. Provow’s employment agreement expires on July 31, 2006. Mr. Provow’s employment agreement provides that he will not compete with our Data Communications group during the term of his employment and for one year thereafter. We may terminate Mr. Provow’s employment only for cause (as defined in his employment agreement). If his employment is terminated without cause either before a change in control (as defined in his employment agreement) or more than 12 months after such a change in control, Mr. Provow will be entitled to severance compensation equal to his base annual salary in effect on the date of termination. In addition, if, during the 12-month period following a change in control, Mr. Provow’s employment is terminated by us for any reason other than cause, then Mr. Provow is entitled to severance compensation equal to two times his base annual salary in effect on the date of termination.

Theodore P. Schrafft.    Pursuant to the terms of his employment agreement with our Conferencing & Collaboration subsidiary, Mr. Schrafft’s base salary for 2004 was $363,125. At the beginning of each year of his employment agreement term, Mr. Schrafft is entitled to an increase in base salary equal to five percent of the previous year’s base salary. In addition to his base salary, Mr. Schrafft is eligible to receive an annual bonus up to 100% of his base salary, based on the achievement of quarterly and annual targets for revenue and EBITDA of our Conferencing & Collaboration group and any other individual achievement criteria as determined by the Chief Executive Officer, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. Mr. Schrafft received a $350,000 cash bonus for 2004 based on the achievement of quarterly and annual targets. For 2002, Mr. Schrafft agreed to reduce his target bonus by $74,000 in exchange for a grant of 14,750 shares of restricted stock in November 2001.

The term of Mr. Schrafft’s employment agreement expires on December 31, 2006. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 90 days prior to expiration of the term. Mr. Schrafft’s employment agreement provides that he will not compete with our Conferencing & Collaboration group during the term of his employment and for one year thereafter. We may terminate Mr. Schrafft’s employment only for cause (as defined in his employment agreement). If his employment is terminated without cause either before a change in control (as defined in his employment agreement) or more than 24 months after such a change in control, Mr. Schrafft will be entitled to severance compensation equal to two times his base annual salary in effect on the date of termination; provided, however, that the expiration date of his employment agreement is less than 12 months after the termination date, the severance compensation will be a pro rata portion for such period. In addition, if, during the 24-month period following a change in control, Mr. Schrafft’s employment is terminated by him with adequate justification (as defined in this employment agreement) or by us for any reason other than cause, then Mr. Schrafft is entitled to severance compensation equal to two times his base annual salary in effect on the date of termination.

Michael E. Havener.    Pursuant to the terms of his employment letter, effective July 28, 2004, Mr. Havener’s annual base salary is $200,000 per year. In addition to his base salary, he is eligible to receive an annual bonus of up to 50% of his base salary, based on the achievement of quarterly and annual targets for our revenues, EBITDA, capital expenditures and any other individual achievement criteria as determined by our Chief Executive Officer and by our President and Chief Operating Officer, subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. Mr. Havener received a $82,267 cash bonus for 2004 based on the achievement of quarterly and annual targets. As a material inducement to Mr. Havener’s promotion to our Chief Financial Officer, he was granted 75,000 shares of restricted stock in July 2004 which vest ratably over a five-year period.

We may terminate Mr. Havener’s employment at any time. If his employment is terminated without cause (as defined in his employment letter) either before a change in control (as defined in his employment letter) or more than 12 months after such a change in control, Mr. Havener will be entitled to severance compensation equal to 50% of his base annual salary in effect on the date of termination. In addition, if, during the 12-month period following a change in control, Mr. Havener’s employment is terminated by us without cause, then Mr. Havener is entitled to severance compensation equal to 100% of his base annual salary in effect on the date of termination.

Option Grants in 2004

There were no stock option grants to our named executive officers during 2004.

Option Exercises in 2004 and Year-End Option Values

The following table sets forth information regarding:

•	the number of shares of our common stock received upon exercise of options by our named executive officers during 2004

•	the net value realized upon such exercise

•	the number of unexercised options held at December 31, 2004, and

•	the aggregate dollar value of unexercised options held at December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)(1)
Name				Exercisable	Unexercisable	Exercisable		Unexercisable
Boland T. Jones	— 0 —	$	— 0 —	— 0 —	— 0 —	$	— 0 —	$	— 0 —
Jeffrey A. Allred	— 0 —		— 0 —	— 0 —	— 0 —		— 0 —		— 0 —
T. Lee Provow	— 0 —		— 0 —	158,333	316,667		725,165		1,450,335
Theodore P. Schrafft	— 0 —		— 0 —	116,666	233,334		661,496		1,323,004
Michael E. Havener	— 0 —		— 0 —	6,666	3,334		45,795		22,905
	— 0 —		— 0 —	10,000	20,000		19,000		38,000

(1)	These values have been calculated by subtracting the option exercise price from the market price of our common stock on The Nasdaq Stock Market’s National Market on December 31, 2004, and multiplying that figure by the total number of exercisable/unexercisable options.

Indemnification Agreements

In addition to any other indemnity to which a director or named executive officer may be entitled under the Georgia Business Corporation Code, our bylaws, resolution or agreement, we have entered into separate indemnification agreements with each of our directors and named executive officers. We have agreed to hold harmless and indemnify each director and named executive officer against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by the director or named executive officer in connection with any threatened, pending or completed action, suit or proceeding to which the director or named executive officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the director or named executive officer is, was, or at any time becomes our director, officer, employee or agent. However, we shall not pay any indemnity with respect to any proceeding in which the director or named executive officer is adjudged, by final judgment not subject to further appeal, liable to us or is subjected to injunctive relief in favor of us:

•	for any appropriation, in violation of the director’s or named executive officer’s duties, of any company business opportunity

•	for acts or omissions which involve intentional misconduct or a knowing violation of law

•	for any transaction from which the director or named executive officer received an improper personal benefit, and

•	in the case of directors, for unlawful corporate distributions.

In addition, we shall not pay any indemnity with respect to any suit in which final judgment is rendered against the director or named executive officer for an accounting of profits made from the purchase or sale of our securities.

No amendment to our articles of incorporation or bylaws or any other corporate action shall in any way limit any director’s or named executive officer’s rights under his or her respective indemnification agreement.

In addition, we agreed to maintain an insurance policy covering directors and named executive officers under which the insurer agrees to pay, subject to certain exclusions, certain claims made against our directors and named executive officers in their capacities as directors and named executive officers.

We believe that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

Equity Compensation Plan Information

The following table gives information as of December 31, 2004 about our common stock that may be issued under all of our existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by us in connection with mergers and acquisitions of the companies that originally granted those options. Note 3 to the table below sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2004, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by shareholders (1)	2,077,969	$4.11	8,084,386

Equity Compensation Plans not approved by shareholders (2)	2,675,869	6.23	69,921

Total	4,753,888	5.31	8,154,307

(1)	Includes options issued and shares available for issuance under our 1995 stock plan, 2000 directors stock plan, associate stock purchase plan and 2004 long-term incentive plan. The associate stock purchase plan was terminated on January 14, 2003, and no additional shares will be issued under that plan.

(2)	Includes options issued and shares available for issuance under our 1998 stock plan and individual stock option awards granted to a former employee upon hire and certain former employees in connection with our acquisition of Voice-Tel Enterprises, Inc. in 1997. Following the adoption of our 2004 long-term incentive plan at last year’s annual meeting on June 3, 2004, no additional awards will be issued under our 1998 stock plan. See “Description of Plans and Individual Awards Not Approved by Shareholders.”

(3)	This table does not include information for the following equity compensation plans assumed by us in connection with mergers and acquisitions of the companies that originally established those plans: Xpedite Systems, Inc. 1993 incentive stock option plan, Xpedite Systems, Inc. 1996 incentive stock plan, Xpedite Systems, Inc. non-employee directors’ warrant plan and Intellivoice Communications, Inc. 1995 incentive stock option plan. As of December 31, 2004, a total of 138,123 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $13.71 per share. No additional options may be granted under those assumed plans.

Description of Plans and Individual Awards Not Approved by Shareholders

Our 1998 stock plan provided for the issuance of stock options, restricted stock and stock appreciation rights to our employees and consultants. With the adoption by our board and shareholders of our 2004 long-term incentive plan in June 2004, we will not grant any additional awards under the 1998 stock plan. As of December 31, 2004, a total of 8,000,000 shares of stock were reserved for awards under the 1998 stock plan. The terms of options granted under the 1998 stock plan during 2004 were established by the 1998 stock plan committee and are now administered by our compensation committee.

Individual stock option awards issued consist of a stock option award granted to a former employee upon hire (90,000 options with an exercise price of $8.00 per share that was repriced to $0.35 per share and terminates on July 1, 2006) and stock options granted to former employees in connection with our Voice-Tel acquisition (15,000 options with an exercise price of $25.88 per share that terminate on May 2, 2005 and 200,000 options with an exercise price of $10.25 per share that terminate on April 30, 2005).

The following Report of the Compensation Committee, the Report of the Audit Committee, and Stock Performance Graph do not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate these Reports or the Stock Performance Graph by reference in any of those filings.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Introduction

The compensation committee is responsible for setting and approving the compensation arrangements for our executive officers and for determining and administering stock award grants to our executive officers and other employees under our 1995 stock plan and 2004 long-term incentive plan. The compensation committee currently comprises Messrs. Colyer (Chairman) and Harris. At the beginning of 2004, members of the compensation committee were Messrs. Smith, Pirtle and Cunningham (until Mr. Cunningham’s resignation from this committee in late January 2004). From January through April 2004, our 1995 stock plan and 1998 stock plan were administered by our 1995 stock plan committee and 1998 stock plan committee, respectively, until these committees were dissolved by our board of directors. The members of these stock plan committees were Messrs. Smith and Pirtle. No action was taken with regards to executive compensation by these stock plan committees between January and April 2004. See “Meetings and Committees of the Board” above.

Our executive compensation policy, as implemented by the compensation committee, is designed to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote our short- and long-term financial performance and growth.

Generally, in establishing levels of compensation for executive officers, the compensation committee considers all factors they deem appropriate, which may include, among others:

•	level and scope of responsibilities

•	pay levels of executive officers in comparable companies

•	experience, achievements and special expertise

•	achievement of specific business initiatives

•	appropriate inducements to initial and continued employment

•	our recent financial results compared to our financial results for prior years and compared to our business plan, and

•	alignment of the interests of executive officers with those of our shareholders through award opportunities that can result in ownership of our common stock.

While some or all of these factors may be considered in a given circumstance, all compensation decisions involve subjectivity.

We have entered into employment agreements or employment letters with our named executive officers. These employment agreements or letters contain the general terms of each such executive officer’s employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers’ ability to receive additional compensation from us, whether in the form of base salary, bonus, stock awards or otherwise. See “Employment Agreements” above.

The total compensation of our executive officers can be divided into three components: base salary, annual incentive compensation and long-term incentive compensation. The following is a summary of the considerations underlying each component of compensation.

Base Salaries

The base salaries of the executive officers are initially determined pursuant to their employment agreements or employment letters, which may provide for an automatic five percent base salary increase each year. Initial salary levels are determined based on the factors discussed above and the recommendations of our Chief Executive Officer for salaries other than his own; however, the compensation committee retains the discretion to increase the initial salary levels. The compensation committee periodically evaluates the salaries of our executive officers based upon the level and scope of the responsibilities of the office, prior experience and achievements, the importance of each executive’s contributions to us and the pay levels of similarly positioned executive officers in comparable companies, based upon industry, market capitalization, revenue, earnings and growth.

Annual Incentive Compensation

Our executive officers are eligible to receive cash bonus awards. The key components in determining the amount of such awards include our individual growth and success as measured by our revenues, earnings, net income, cash flows and other financial performance goals, including EBITDA, as well as our financial performance in the context of the overall industries in which we compete and economic environment. The judgment of the compensation committee, and of our Chief Executive Officer in the case of executive officers other than himself, as to the impact of the individual on our financial performance are also considered.

Long-Term Incentive Compensation

Grants of stock awards to our executive officers are generally made under our 1995 stock plan and 2004 long-term incentive plan administered by the compensation committee. The compensation committee believes that it is desirable to increase management’s equity ownership in the company in order to focus management’s effort and commitment to build profitability and shareholder value, and that the grant of stock awards, including options and restricted stock, has been a particularly important component of our success in attracting and retaining talented management employees. The compensation committee believes that stock awards give our executive officers greater incentives to operate our business in a manner that benefits the financial interests of our shareholders both on a long-term and short-term basis.

In determining the number of stock awards to grant executive officers, the compensation committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of our Chief Executive Officer is important in determining awards to persons other than him.

Mr. Havener was granted a restricted stock award under the 2004 long-term incentive plan as a material inducement to his promotion to Chief Financial Officer in 2004. No awards of restricted stock or options were made to any other named executive officer in 2004.

Loan Forgiveness

As described in the report of the compensation committee in our 2002 proxy statement, we made certain loans to Messrs. Jones and Allred to cover the tax liability associated with equity grants made in prior years. Those loans were later forgiven, and we made additional payments to the executives to cover the taxes related to such forgiveness of debt. A portion of that forgiveness of debt is reflected in the Summary Compensation Table as Other Annual Compensation received in 2003. We were obligated, pursuant to extensions of credit agreed to by the issuer prior to July 30, 2002, to make additional loans to pay taxes associated with the future vesting of the restricted shares under the same terms as the existing loans, but the dollar amount of such loans was based on the fair market value of our common stock on the vesting date. We had a legal commitment to make such loans evidenced by restricted stock agreements and board and committee resolutions before July 30, 2002, and we did not have discretion or a termination right with respect to these obligations. The obligations were subject only to a pre-determined vesting schedule and related solely to taxes payable on a finite number of shares issued in 2001. These existing obligations have not been modified or extended in any way. See “Executive Compensation” and “Certain Transactions.”

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows the deduction for certain annual compensation in excess of $1.0 million paid to certain of our executive officers, unless the compensation is paid under a “performance-based” plan and certain other requirements are met. Our 1995 stock plan and 2004 long-term incentive plan permit the grant of stock awards that are fully deductible under tax code Section 162(m). All stock options that have been granted under our stock plans are fully deductible, but restricted stock awards that have been granted under our stock plans are generally subject to the tax code Section 162(m) deduction limitation. The compensation committee intends to maximize the deductibility of executive compensation while retaining the discretion and flexibility necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, even though such compensation may result in non-deductible compensation expense to us.

Chief Executive Officer Compensation

Pursuant to his employment agreement, Mr. Jones’ base salary in 2004 was $911,630 with a target annual bonus opportunity equal to 100% of his base salary, based on the achievement of certain quarterly and annual targets for our revenues and EBITDA. For 2002, Mr. Jones agreed to reduce his base salary from $826,875 to $750,000, and to reduce his target bonus from $826,875 to $200,000, in exchange for a grant of 156,125 shares of restricted stock in November 2001. The target annual bonus in 2004 was subject to a sliding scale, with 80% of the target bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets. Mr. Jones’ 2004 bonus was based two-thirds on achievement of EBITDA targets and one-third on achievement of revenue targets. He received a $1,261,098 cash bonus for 2004 based on the achievement of quarterly and annual targets for revenues and EBITDA. No awards of restricted stock or options were made to Mr. Jones in 2004.

The foregoing report has been submitted by the following members of the compensation committee who participated in the deliberations described above during 2004:

Wilkie S. Colyer (Chairman from April 2004)
John R. Harris (Member from April 2004)

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Our Amended and Restated Audit Committee Charter specifies the scope of the audit committee’s oversight role and how it carries out its activities. Our management has primary responsibility for our financial statements and reporting process, including the systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee oversees these processes and annually appoints our independent auditors for the upcoming year.

The audit committee has reviewed and discussed our December 31, 2004 audited financial statements with management and with Deloitte & Touche LLP, our independent auditors. The audit committee also has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The audit committee also has received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche their independence from us. The audit committee has also considered and determined that the provision of non-audit services to us is compatible with the independence of Deloitte & Touche.

Based on the review and discussions referred to above, the audit committee recommended to the board that the December 31, 2004 audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2004 that was filed with the SEC on March 15, 2005.

The foregoing report has been submitted by the following members of the audit committee who participated in the deliberations discussed above during 2004:

John R. Harris, Chairman (Member from November 2003 and Chairman from April 2004)
Jeffrey T. Arnold Raymond H. Pirtle, Jr.

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total shareholder return on our common stock, the Standard & Poor’s 500 Composite Stock Price Index and a self-determined peer group for the period beginning December 31, 1999 and ending December 31, 2004. The graph assumes an investment in our common stock, the S&P 500 and our peer group of $100 on December 31, 1999, and that all dividends were reinvested. Total return calculations were prepared by the Center for Research in Securities Prices, The University of Chicago.

	12/31/99	12/31/00	12/29/01	12/31/02	12/31/03	12/31/04
Premiere Global Services, Inc.	100.00	19.50	46.10	59.66	119.46	153.00
S&P 500	100.00	110.02	96.95	75.52	97.18	89.02
Peer Group	100.00	102.85	65.64	41.26	62.15	36.55

Our peer group consists of each of the companies in our 2003 peer group included in our proxy statement for our 2004 annual meeting of shareholders, except for two companies, Captaris, Inc., whose data communications services division was acquired by us in 2003, and ClearOne Communications, Inc., whose conferencing services business was acquired by us in 2004, plus one new peer group company, Docucorp International, Inc. Our 2004 peer group includes the following companies: ACT Teleconferencing, Inc., EasyLink Services Corporation, J2 Global Communications, Inc., West Corporation, Raindance Communications, Inc., Genesys SA, WebEx Communications, Inc., Critical Path, Inc. and Docucorp International, Inc.

CERTAIN TRANSACTIONS

We have made loans to Boland T. Jones, which loans are secured by our common stock held directly by Mr. Jones and by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC. Seven Gables Management Company is a limited liability company of which Mr. Jones and his wife are the sole members, and whose limited partner is a trust of which Mr. Jones was the grantor and his wife is the trustee. The loans were made pursuant to Mr. Jones’ then current employment agreement for the exercise price of certain stock options and the taxes related thereto. Each loan is evidenced by a recourse promissory note bearing interest at the applicable federal rate and is secured by the common stock purchased. These loans mature between 2007 and 2010. No payments are due prior to the due date of each loan. The highest aggregate principal amount of the loans, including accrued interest, outstanding during 2004 was $5,662,447 on December 31, 2004 and the terms of these loans are as follows:

Name	Amount of Loan	Interest Rate	Due Date	Shares Pledged		Value of Collateral as of 12/31/04
Boland T. Jones	$1,494,295	6.31%	12/29/07	100,000		$1,071,000
	100,979	6.50%	12/15/09	24,000		257,040
	3,225,861	5.96%	10/31/10	1,440,000		15,422,400
	322,700	5.96%	10/31/10	239,624		2,566,373
	359,874	4.94%	12/29/07	100,000	*	1,071,000	*
	22,087	4.94%	12/15/09	24,000	*	257,040	*
	85,640	5.43%	10/31/10	1,440,000	*	15,422,400	*
	51,011	5.43%	10/31/10	239,624	*	2,566,373	*

	$5,662,447					$19,316,813	*

*	Separate loans are secured by the same shares of our common stock. The value of such shares is only included once to determine the total value of collateral.

As of March 15, 2005, the aggregate outstanding loan amount for Mr. Jones was $5,732,776.

All other outstanding loans during 2004 to our directors and named executive officers (greater than $60,000) related to taxes on restricted shares and were repaid in full in 2004. The highest aggregate principal amount of all of those other outstanding loans, including accrued interest, and the material terms of such loans as of the repayment dates were:

Name	Amount of Loan	Interest Rate	Due Date	Shares Pledged		Date Loan Repaid	Value of Share Collateral as of Repayment Date
Boland T. Jones	$161,777	5.46%	1/3/12	320,716		9/24/04	$2,851,165
	243,707	5.46%	1/3/12	156,125		9/30/04	1,337,991

	$405,484						$4,189,156

Jeffrey A. Allred	$154,754	5.46%	1/3/12	100,750		7/2/04	$1,215,045
	306,679	5.46%	1/3/12	455,540	*	9/15/04	3,489,436	*
	36,726	5.62%	4/12/12	455,540	*	9/15/04	3,489,436	*
	1,129,580	5.46%	1/3/12	570,000		11/3/04	5,774,100

	$1,627,739						$10,478,581

*	Separate loans are secured by the same shares of our common stock. The value of such shares is only included once to determine the total value of collateral per named executive officer.

Mr. and Mrs. George W. Baker, Sr., are covered under certain of our benefit plans. The aggregate dollar amount of our costs for these benefits to Mr. and Mrs. Baker in 2004 was approximately $111,250. These benefits continued following Mr. Baker’s retirement from our board of directors in April 2003. Mr. and Mrs. Baker are Mr. Jones’ father-in-law and mother-in-law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, Messrs. Smith and Pirtle served on the compensation committee from January through April, Mr. Cunningham served until his resignation in late January, and Messrs. Colyer and Harris served from April through December. None of these directors has ever been one of our employees; however, Mr. Cunningham was our former Vice Chairman and received certain compensation from us for services rendered by him in prior years. See “Committees and Meetings of the Board of Directors” — “Compensation Committee” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

We are required to describe in this proxy statement whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of our directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of our common stock satisfied all applicable filing requirements, except that Mr. Jones failed to timely file a Form 4 to report a stock sale in 2004. The report has now been filed. The foregoing is based upon reports furnished to us.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2004. The audit committee has not yet selected independent auditors for our 2005 audit, but intends to do so by May 31, 2005 after completion of its standard review process.

PricewaterhouseCoopers LLP served as independent public accountants for us until they resigned on May 5, 2003, at which time we engaged Deloitte & Touche as our independent public accountants for the remainder of the year ended December 31, 2003. The decision to change accountants was recommended by the audit committee of our board of directors and approved by our board. The audit report of PricewaterhouseCoopers on our consolidated financial statements as of December 31, 2002 that was included in our annual report on Form 10-K for the fiscal year ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audit for the year ended December 31, 2002, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make references to them in their report on the financial statements for that year. During the year ended December 31, 2004, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. PricewaterhouseCoopers furnished a letter dated May 12, 2003 to us stating that it agreed with our disclosures made in our current report on Form 8-K which was filed with the SEC on May 12, 2003.

Prior to the engagement of Deloitte & Touche as our independent public accountants on May 12, 2003, we did not consult with Deloitte & Touche regarding:

•	the application of accounting principles to a specified transaction, either completed or proposed

•	the type of audit opinion that might be rendered on our financial statements, and in no case was a written report provided to us nor was oral advice provided that we concluded was an important factor in reaching a decision as to an accounting, auditing or financial reporting issue, or

•	any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

AUDIT MATTERS

The following table shows the aggregate fees billed to us by Deloitte & Touche for audit and permitted non-audit services for the years ended December 31, 2004 and 2003:

	2004	2003
Audit Fees	$1,351,887	$657,147
Audit-Related Fees	74,138	38,057

Total Audit and Audit-Related Fees	$1,426,025	$695,204
Tax Fees	452,412	133,673
All Other Fees	30,472	—

Total Fees	$1,908,909	$828,877

“Audit fees” include fees for the audit of our consolidated financial statements, review of our quarterly financial statements, compliance with the Sarbanes-Oxley Act of 2002 Section 404 requirements, statutory audits of certain of our foreign subsidiaries’ financial statements.

“Audit-related fees” include fees for audits and other services in connection with acquisitions and consultations by management related to financial accounting and reporting matters and securities filings.

“Tax fees” include fees for domestic and international tax compliance, planning and advice.

“All other fees” include fees for non-audit-related consultations by management related to certain regulatory matters.

The audit committee pre-approved all audit and permitted non-audit services provided by Deloitte & Touche in 2004 and 2003 and has considered whether the provision of such permitted non-audit services is compatible with maintaining Deloitte & Touche’s independence.

Representatives of Deloitte & Touche will be present at the annual meeting via conferencing and will be available to make a statement and respond to appropriate questions.

CODE OF ETHICS AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Code of Conduct and Ethics that applies to all employees, directors and officers, including our principal executive officer and principal financial and accounting officer. We have also adopted Corporate Governance Guidelines that provide a framework within which our board and management can effectively pursue our governance objectives for the benefit of our shareholders.

Our Code of Conduct and Ethics and Corporate Governance Guidelines are each posted on our website at www.premiereglobal.com (follow the links to “Shareholder Information” — “Corporate Governance”), and the code and guidelines are available in print to any shareholder who requests it by writing to the Secretary at the same address under “Shareholder Communications with the Board of Directors” above.

We will post any amendments to, or waivers from, any provision of the Code of Conduct and Ethics with respect to our principal executive officer and principal financial and accounting officer or any other persons performing similar functions by disclosing the nature of such amendment or waiver at the above-referenced location on our website.

SHAREHOLDER PROPOSALS

Under Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2006 annual meeting of shareholders must be received by us on or before December 13, 2005 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2006 annual meeting of shareholders.

Our bylaws provide that shareholders seeking to bring business before a meeting of shareholders must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting, and, in such notice, provide to us certain information relating to the proposal. Accordingly, notice of shareholder proposals will be considered untimely and not proper for action at the 2006 annual meeting if received by us before November 13, 2005 or after December 13, 2005.

For information regarding a shareholder’s submission of a director nominee candidate to the nominating and governance committee or a shareholder’s director nomination for election at an annual meeting, see “Shareholder Recommendations to the Nominating and Governance Committee and Shareholder Director Nominations” above.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgment.

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2004, including financial statements, exhibits and any amendments thereto, as filed with the SEC, may be obtained without charge upon written request to: Premiere Global Services, Inc., c/o Secretary, 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326. Our 2004 Form 10-K is also available on our website at www.premiereglobal.com (follow the links to “Shareholder Information” — “SEC Filings”).

By Order of the Board of Directors,

L. Scott Askins

Secretary

Atlanta, Georgia

April 1, 2005

PROXY

PREMIERE GLOBAL SERVICES, INC.

The undersigned hereby appoints Boland T. Jones and L. Scott Askins, each with full power of substitution, acting jointly or by either of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, or all the Series B voting preferred stock, par value $.01 per share, of Premiere Global Services, Inc. held of record by the undersigned at the close of business on March 1, 2005, at the annual meeting of shareholders to be held at 10:00 a.m. local time, on May 4, 2005, at the Antlers Hilton Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado 80903, including any adjournments thereof.

1.	Election of the following nominees:

Nominees:	Raymond H. Pirtle, Jr. and Wilkie S. Colyer to serve as Class II directors for terms expiring at the annual meeting of shareholders in 2008:

FOR all nominees listed above, other than as noted below ☐	WITHHOLD authority to vote for nominees listed above ☐

Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.

☐  Please check this box if you plan to attend the annual meeting of shareholders despite submission of this Proxy.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the two director nominees named in Item 1 and with discretionary authority as permitted by Rule 14a-4(c) of the Securities and Exchange Commission on all other matters that may properly come before the annual meeting or any adjournment thereof of which we did not have notice on or before January 5, 2005.

Signature of Shareholder

Signatures of Other Shareholder

(if held jointly)

Please sign exactly as your name appears on your stock certificate and date as of the date of signature. Where shares are held jointly, each shareholder must sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:             , 2005

THIS PROXY IS SOLICITED ON BEHALF OF PREMIERE GLOBAL SERVICES, INC.’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.